Exhibit 10.22
FORTREA HOLDINGS INC.
2023 OMNIBUS INCENTIVE PLAN
NOTICE OF GRANT OF PERFORMANCE SHARE AWARD
Fortrea Holdings Inc., a Delaware corporation (the “Company”), hereby grants an award of Performance Shares (the “Performance Share Award”) under the Fortrea Holdings Inc. 2023 Omnibus Incentive Plan (as may be amended or amended and restated from time to time, the “Plan”), to the Grantee named below, subject to the vesting and other terms and conditions set forth in this Notice of Grant and the attached Performance Share Award Agreement (together, the “Agreement”). Under the Performance Share Award, the Grantee is eligible to receive a number of shares of common stock, par value $0.001 per share, of the Company (“Stock”) based on the extent to which the applicable performance goals specified in Exhibit A of this Agreement for the Performance Period specified therein have been attained. The initial number of shares of Stock that shall be used to determine the Grantee’s rights pursuant to this Performance Share Award is set forth below (the “Target Performance Shares”). The number of Target Performance Shares shall be used solely to calculate the actual number of shares of Stock that may be issued to the Grantee under this Agreement.
Certain capitalized terms used but not defined in this Agreement have the meanings given such terms in the Plan.
Grant Date:
Name of Grantee:
Target Performance Shares:
This Performance Share Award is subject to all of the terms and conditions described in this Agreement and in the Plan, a copy of which has been provided to you. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear inconsistent.
Grantee:        Signed Electronically
(Signature)
Company:
Name:
Title:

Addendum B

FORTREA HOLDINGS INC.
2023 OMNIBUS INCENTIVE PLAN
PERFORMANCE SHARE AWARD AGREEMENT

Determination of the Number of Shares
The number of shares of Stock, if any, that may be issued pursuant to the terms of this Agreement shall be calculated based on the attainment of specified performance goals, as set forth on the attached Exhibit A, by the end of the Performance Period (as defined in Exhibit A). The minimum number of shares of Stock that may be issued is 0% of the Target Performance Shares. The maximum number of shares of Stock that may be issued is 200% of the Target Performance Shares. The Management Development and Compensation Committee of the Board (the “Committee”) will determine, in its sole discretion, whether, and to what extent, the performance goals set forth on the attached Exhibit A have been satisfied.

Transfer of Performance Share Award
Your Performance Share Award may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of, whether by operation of law or otherwise, nor may the Performance Share Award be made subject to execution, attachment or similar process.

Standard Vesting Schedule
Your Performance Share Award will vest in accordance with the terms of this Agreement on the 30th day following the availability of audited financial statements for the third calendar year of the Performance Period and, in any event, by December 31 of the calendar year immediately after the end of the three-year Performance Period (the “Vesting Date”).
The Performance Share Award will not vest if you have had a Separation from Service (as defined below) for any reason prior to the Vesting Date, except as set forth in this Agreement.

Death, Disability, or Specified Terminations following Change in Control
Notwithstanding the vesting schedule set forth under “Standard Vesting Schedule” above, if you have a Separation from Service as a result of your (1) death, (2) Disability, or (3) involuntary Separation from Service without Cause or voluntary Separation from Service for Good Reason (as such terms are defined below), in any case, within 24 months after the consummation of a Change in Control (each of the terminations in (3), a “Qualifying CIC Termination”), then 100% of the Target Performance Shares will vest on the date of your Separation from Service.

Addendum B

Retirement at Age 65 Plus 5 for U.S. Employees
Notwithstanding the vesting schedule set forth under “Standard Vesting Schedule” above, if you work in the United States and you have a Separation from Service, other than a Separation from Service by the Company for Cause, at a time when you have attained age 65 and completed five full years of Service (“Retirement at Age 65 Plus 5”) and:
(i) Your Separation from Service occurs on or after 6 months following the Grant Date, but before 9 months following the Grant Date, you shall continue to be eligible to vest in a prorated portion of the Performance Share Award based on the attainment of the specified performance goals as if you had not had a Separation from Service; or
(ii) Your Separation from Service occurs on or after 9 months following the Grant Date, then you shall continue to be eligible to vest in the Performance Share Award based on the attainment of the specified performance goals as if you had not had a Separation from Service.
The prorated portion of the Performance Share Award shall be determined based on the ratio of the number of months of your Service during the Performance Period to the total number of months in the Performance Period, rounded up to the nearest whole share.
Notwithstanding anything in this Agreement to the contrary, such vesting determination shall be made as of the Vesting Date.
For purposes of determining eligibility for Retirement at Age 65 Plus 5, Service means the aggregate of (i) the number of full years during which you are employed by the Company and/or an Affiliate of the Company but only while the Affiliate is owned, controlled or under common control by or with the Company and (ii) if applicable, the number of full years during which you were employed by Laboratory Corporation of America Holdings, a Delaware corporation (“Labcorp”), and/or an Affiliate of Labcorp immediately prior to the spin-off of the Company from Labcorp (the “Spinoff”), provided that the number of years credited for Labcorp service shall not exceed 5 years.

Addendum B

Separation from Service Without Cause or for Good Reason, unrelated to a Change in Control
Notwithstanding the vesting schedules set forth under “Standard Vesting Schedule” and “Death, Disability, or Specified Terminations Following a Change in Control” above, if you have an involuntary Separation from Service without Cause, or you have incurred a voluntary Separation from Service for Good Reason, in each case, on or after 6 months following the Grant Date that does not constitute a Qualifying CIC Termination, then you shall continue to be eligible to vest in a prorated portion of the Performance Share Award based on the attainment of the specified performance goals as if you had not had a Separation from Service.
The prorated portion of the Performance Share Award shall be determined based on the ratio of the number of months of your Service during the Performance Period to the total number of months in the Performance Period, rounded to the nearest whole share.
Notwithstanding anything in this Agreement to the contrary, such vesting determination shall be made as of the Vesting Date.
For purposes of this Agreement, Cause and Good Reason are defined as follows:
“Cause” means the following events: (a) an intentional act of fraud, embezzlement, theft, or any other material violation of law in connection with your duties or in the course of your employment with the Company; (b) your conviction of or entering of a plea of nolo contendere to a felony; (c) your alcohol intoxication on the job or current illegal drug use; (d) your intentional wrongful damage to tangible assets of the Company; (e) your intentional wrongful disclosure of material confidential information of the Company and/or material breach of the provisions of the Company’s Confidentiality/Non-Competition/Non-Solicitation Agreement or any other noncompetition or confidentiality provisions covering your activities; (f) your knowing and intentional breach of any employment policy of the Company, including but not limited to the Code of Conduct and Ethics; (g) gross neglect or gross misconduct, disloyalty, dishonesty, or breach of trust, or failure in the performance of your duties that is not corrected to the Company’s satisfaction within 30 days of your receiving notice thereof, provided, however, that a period to cure any issues is reasonable and/or feasible; or (h) your misconduct that causes reputational harm to the Company.
“Good Reason” means, without your consent, (a) a material reduction in your base salary or target bonus as a percentage of your base salary; (b) role relocation to an office location more than 50 miles from your current office; or (c) a material reduction in job responsibilities and duties or transfer to another job; provided, however, that Good Reason shall only be deemed to have occurred if (1) no later than 30 days after you learn of the circumstances constituting Good Reason, you provide written notice to the Company detailing the events that constitute Good Reason and your decision to terminate your employment with the Company, (2) the Company fails to cure such circumstances within 30 days after receipt of said notice (“Cure Period”), and (3) you actually have a Separation from Service within 30 days after the end of said Cure Period. Notwithstanding the foregoing, “Good Reason” shall not include a reduction in your base salary or target bonus where such reduction is pursuant to a Company-wide reduction of base salaries and/or target bonuses.

Addendum B

Retirement at Age 55 (Rule of 70) for U.S. Employees
Notwithstanding the vesting schedules under “Standard Vesting Schedule”, other than a Separation from Service by the Company for Cause and other than a Retirement at Age 65 Plus 5, if you work in the United States and you have a Separation from Service on or after 6 months following the Grant Date, at a time when you have attained age 55 and the sum of your age and full years of Service equals or exceeds 70 (“Retirement at Age 55 (Rule of 70)”), then you shall be eligible to continue to vest in a prorated portion of the Performance Share Award based on the attainment of the specified performance goals as if you had not had a Separation from Service.
The prorated portion of the Performance Share Award shall be determined based on the ratio of the number of months of your Service during the Performance Period to the total number of months in the Performance Period, rounded to the nearest whole share.
Notwithstanding anything in this Agreement to the contrary, such vesting determination shall be made as of the Vesting Date.
For purposes of determining eligibility for Retirement at Age 55 (Rule of 70), Service means the aggregate of (i) the number of full years during which you are employed by the Company and/or an Affiliate of the Company but only while the Affiliate is owned, controlled or under common control by or with the Company and (ii) if applicable, the number of full years during which you were employed by Labcorp, and/or an Affiliate of Labcorp immediately prior to the Spinoff, provided that the number of years credited for Labcorp service shall not exceed 5 years.

Forfeiture of Unvested Performance Share Award
Unless your Separation from Service triggers accelerated vesting or other treatment of your Performance Share Award pursuant to the terms of this Agreement, the Plan, or any other written agreement between the Company or an Affiliate and you, you will automatically forfeit to the Company the Performance Share Award to the extent not yet vested as of your Separation from Service.

Addendum B

Forfeiture of Rights
If you (i) should take actions in violation or breach of or in conflict with any (a) employment agreement, (b) non-competition agreement, (c) agreement prohibiting solicitation of employees or clients of the Company or any Affiliate, (d) confidentiality obligation with respect to the Company or any Affiliate, (e) Company policy or procedure, including but not limited to the Code of Conduct and Ethics, or (f) other agreement, or (ii) if you incur a Separation from Service for Cause, or you otherwise engage in conduct that would constitute Cause, the Company has the right to cause an immediate forfeiture of (A) your rights to any shares of Stock under the Performance Share Award, and (B) with respect to the period commencing 36 months prior to your Separation from Service and ending 36 months following such Separation from Service (1) a forfeiture of any gain recognized by you upon the sale of any shares of Stock received as a result of the vesting of the Performance Share Award, and (2) a forfeiture of any vested shares of Stock held by you as a result of the vesting of the Performance Share Award. For the avoidance of doubt, any Confidentiality/Non-Competition/Non-Solicitation Agreement entered into before or concurrently with this Agreement is covered by this provision as are any other applicable agreements whether executed before or after this Agreement.
Nothing in this Agreement or the Plan shall prohibit you from (a) disclosing any confidential information to a government agency if you are required to produce the information pursuant to a subpoena, court order, administrative order or other legal process, (b) discussing terms and conditions of employment or engaging in other activities protected by the National Labor Relations Act, (c) communicating with the Securities and Exchange Commission about securities law violations, or (d) communicating with any other government entity or agency if such communication is to report a violation of applicable law.

Leaves of Absence
For purposes of this Agreement, you do not have a Separation from Service when you go on a bona fide employee leave of absence that was approved by your employer in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, you will be treated as having a Separation from Service 90 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. You will incur a Separation from Service in any event when the approved leave ends unless you immediately return to active employee work.
Your employer determines, in its sole discretion, which leaves count for this purpose, and when you have a Separation from Service for all purposes under the Plan, subject to applicable law. Notwithstanding the foregoing, the Company may determine, in its discretion, that a leave counts for this purpose even if your employer does not agree.

Addendum B

Issuance of Stock Pursuant to Vested Performance Share Award
The shares of Stock issuable upon vesting of the Performance Share Award will be issued in book entry form as soon as practicable following the Vesting Date, but in no event later than December 31 of the calendar year following the end of the Performance Period, provided that if your Performance Share Award becomes vested by reason of a Qualifying CIC Termination, the shares of Stock issuable in connection with such Qualifying CIC Termination shall be issued within 60 days following the Qualifying CIC Termination, and if your Performance Share Award become vested by reason of your death or Disability, your shares of Stock will be issued within 60 days of your termination. The date on which the shares of Stock are issued to you under this paragraph shall be referred to in this Agreement as the “Payout Date”.

Taxes
You agree, as a condition of this grant, that you will make acceptable arrangements to pay any applicable income taxes, employment taxes, social insurance, social contributions, national insurance contributions, other contributions, payroll taxes, levies, payment on account obligations and any other tax-related items (“Applicable Taxes”), that may be due as a result of grant or vesting of the Performance Share Award or the issuance of shares of Stock acquired under this grant.
[Standard: In the event that the Company or any Affiliate determines that any Applicable Taxes are required to be collected, withheld or accounted for relating to the grant or vesting of the Performance Share Award or the issuance of shares of Stock acquired under this grant, the Company or any Affiliate shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate.]
 [U.S. Executive Officers: In the event that the Company or any Affiliate determines that any federal, state, local or foreign tax or withholding payment is required relating to the grant or vesting of the Performance Share Award or the issuance of shares of Stock acquired from this grant, the Company or any Affiliate shall withhold a sufficient number of whole Shares otherwise issuable upon the vesting of the Performance Shares that have an aggregate fair market value equal to the withholding obligation.]
To satisfy this obligation to collect, withhold, or account for any Applicable Taxes, the Company may provide you with the opportunity to satisfy such obligation in cash or to have the Company withhold shares of Stock otherwise issuable to you. If you fail to fully satisfy the obligation in cash, the Company will withhold shares of Stock otherwise issuable to you. The shares of Stock so withheld will have an aggregate Fair Market Value equal to the withholding obligation.

Retention Rights
This Agreement and the Performance Share Award do not give you the right to be retained by the Company or any Affiliate in any capacity. The Company or any Affiliate reserves the right to terminate your Service at any time and for any reason, subject to applicable law.

Stockholder Rights
You, or your estate or heirs, have no rights as a stockholder of the Company until the Stock has been issued upon vesting of your Performance Share Award and an appropriate entry has been made on the Company’s books.

Addendum B

Insider Trading Policy
You acknowledge receipt of the Company’s Insider Trading Policy (the “Policy”), attached hereto as Exhibit B. You agree to comply fully with the standards contained in the Policy (and related policies and procedures adopted by the company). You further understand that compliance with these standards, policies, and procedures is a condition of continued employment or association with the Company or any of its subsidiaries and that the Policy is only a statement of principles for individual and business conduct and does not, in any way, constitute an employment contract, an assurance of continued employment, or employment other than at-will. By acceptance of the Performance Share Award granted hereunder, you certify to your understanding of and intent to comply with the Policy.

Confidentiality/Non- Competition/Non- Solicitation Agreement
You acknowledge that you either (a) have entered into a Confidentiality/Non-Competition/Non-Solicitation Agreement with the Company or an Affiliate as of the date you accepted employment with the Company or an Affiliate or as of the date you were first granted Awards pursuant to the Plan, or (b) will concurrently enter into a Confidentiality/Non-Competition/Non-Solicitation Agreement if this Agreement relates to your first grant of an Award under the Plan. In consideration of the Performance Share Award granted pursuant to this Agreement, you agree to be bound by the obligations in, and covenant to comply with, such Confidentiality/Non-Competition/Non-Solicitation Agreement that you have either previously entered into with the Company or are entering into with the Company concurrently with this Agreement, and you further understand that a failure to comply with the Confidentiality/Non-Competition/Non-Solicitation Agreement’s terms and conditions may result in consequences as described in this Agreement.

Clawback
You acknowledge receipt of the Company’s Incentive Compensation Recoupment Policy (the “Recoupment Policy”). You agree that your Incentive Compensation (as defined in the Recoupment Policy), including the Performance Share Award, is subject to the terms of the Recoupment Policy, which requires repayment by you to the Company of Incentive Compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of the Recoupment Policy. Notwithstanding anything in this Agreement to the contrary, you acknowledge and agree that this Agreement and the award described herein (and any settlement thereof) are subject to the terms and conditions of any other clawback policy as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the shares of the Company may be traded).

Applicable Law
This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Addendum B

The Plan
The text of the Plan is incorporated in this Agreement by reference.
Certain capitalized terms used in this Agreement that are not defined herein or in the Notice of Grant are defined in the Plan, and have the meanings set forth in the Plan.
This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of the Performance Share Award. Any prior agreements, commitments or negotiations concerning this grant are superseded; except that any written employment, consulting, confidentiality, non-competition, non-solicitation, and/or severance agreement between you and the Company or any Affiliate shall supersede this Agreement with respect to its subject matter.
If there is any conflict between this Agreement and the Plan, or if there is any ambiguity in this Agreement, any term that is not defined in this Agreement or any matter as to which this Agreement is silent, in any such case, the Plan shall govern, including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

Addendum B

Data Privacy
Data Protection (European Union/European Economic Area/United Kingdom)
The Company and/or any of its local subsidiaries or other Affiliates, including your employer, will process your personal data in connection with the Plan and this Agreement in accordance with the terms of the privacy notice previously provided to you.
In the event the Company and/or any of its local subsidiaries or other Affiliates may need to process information relating to your health or the identity of your spouse or civil partner in order to operate the Plan, the Company will seek your explicit consent (in the case of information relating to your health), or, their consent (in respect of information relating to the personal identity of your spouse or civil partner), where appropriate.
Data Protection (Jurisdictions other than European Union/European Economic Area/United Kingdom)
In order to administer the Plan, the Company may process personal data about you. The Company may instruct its Affiliates to administer the Plan on its behalf. For a list of the Company’s Affiliates from time to time please contact the Company’s Chief Legal Officer.
The Company may process the following personal data in connection with the administration of the Plan:
•information provided in this Agreement and any changes thereto;
•contact information such as your home and business addresses, telephone numbers and email address;
•payroll information;
•start and end dates of employment;
•information about your employment that is relevant to awards under the Plan (for example details of performance required for performance-based awards); and
•other personal data about you that is necessary for the administration of the Plan.
This information may be provided to the Company by you or your employer.
By accepting this grant, you give explicit consent to the Company to process any such personal data or use Affiliates to process data on its behalf.
You also give explicit consent to the Company and any Affiliate to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident participants, to the United States, to transferees who shall include the Company, any Affiliate and other persons who are designated by the Company to administer the Plan.
You are entitled to receive information about the processing of your personal data and to request that any incorrect data be rectified.

Addendum B

Notices
Any notices to be given under the terms of this Agreement shall be in writing and addressed to the Company at 8 Moore Drive, Durham, NC 27709, Attention: General Counsel, and to you at the address in the Company’s books and records, or at such address as either party may hereafter designate in writing to the other.

Consent to Electronic Delivery
The Company may choose to deliver certain statutory materials relating to the Plan as well as any other documents related to the grant in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus, the Company’s annual report, and other grant-related materials to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please email your request for paper copies to StockCompliance@Fortrea.com.

Electronic Signature
All references to signatures and delivery of documents in this Agreement can be satisfied by procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents, including this Agreement. Your electronic signature is the same as, and shall have the same force and effect as, your manual signature. Any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

Addendum B

Code Section 409A
“Separation from Service” shall have the meaning set forth in Section 409A of the Code and the guidance and regulations promulgated thereunder (“Section 409A”), which includes when the Company reasonably anticipates that your level of Services will permanently decrease to no more than 20 percent of the average level of Services you have performed over the immediately preceding 36-month period (or such lesser period of your Service with the Company and its Affiliates), which shall be interpreted consistently with the provisions of Section 409A, provided, however, that, notwithstanding the terms of Section 409A, if you continue employment with a former subsidiary of the Company following the sale of the subsidiary in a stock sale, merger, spin-off or other similar transaction and your Performance Share Award is not assumed in connection with such transaction, you will have a Separation from Service as of the consummation of such transaction and the terms in this Agreement regarding the effect of a Separation from Service without Cause will be given effect to the extent permitted under, or otherwise in accordance with, Section 409A.
It is intended that the Agreement comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Agreement will be interpreted and administered to be in compliance with Section 409A. To the extent that the Company determines that you would be subject to the additional taxes or penalties imposed on certain nonqualified deferred compensation plans pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional taxes or penalties. The nature of any such amendment shall be determined by the Company. Notwithstanding anything to the contrary in this Agreement or the Plan, to the extent required to avoid accelerated taxation and penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Agreement during the six- month period immediately following your Separation from Service will instead be paid on the first payroll date after the six-month anniversary of your Separation from Service (or your death, if earlier). If accelerated vesting upon a Separation from Service is in connection with a Change in Control and the Change in Control does not constitute a “change in control event” for purposes of Section 409A (as defined below) or if otherwise required by Section 409A, the shares of Stock shall be issued as if you had not had a Separation from Service. Each installment of the Performance Share Award that vests under this Agreement (if there is more than one installment) will be considered one of a series of separate payments for purposes of Section 409A.

Addendum B

Additional Terms for Non-U.S. Grantees
Notwithstanding anything to the contrary in this Agreement, if you work and/or reside outside of the United States, you shall be subject to the Additional Terms and Conditions for Non-U.S. Grantees attached hereto as Addendum A and to any Country-Specific Terms and Conditions attached hereto as Addendum B. If you are a citizen or resident of a country (or are considered as such for local law purposes) other than the one in which you are currently working or residing or if you relocate to one of the countries included in the Country-Specific Terms and Conditions after the grant of the Performance Share Award, the special terms and conditions for such country will apply to you to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Additional Terms and Conditions for Non-U.S. Grantees and the Country-Specific Terms and Conditions constitute part of this Agreement and are incorporated herein by reference.

By electronically acknowledging this Performance Share Award Agreement, you agree to all of the terms and conditions described above, in the Plan, in the Company’s Insider Trading Policy attached as Exhibit B, and in the Confidentiality/Non-Competition/Non-Solicitation Agreement.
Addendum B